Exhibit 23.1

Certified Public Accountants

        and Consultants

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K/A of C&F Financial Corporation of our report dated March 27, 2013, relating to our audits of the consolidated financial statements of Central Virginia Bankshares, Inc. and Subsidiary, as of and for the year ended December 31, 2012 and 2011.

Winchester, Virginia

December 13, 2013